EXHIBIT 10.30

600 Campus Drive

San Mateo, California 94403

Tel +1-650-356-4000

Fax +1-650-356-4001

www.bluemartini.com

March 23, 2004

Mary Hamershock

2125 Roosevelt Avenue

Burlingame, CA 94010

Dear Mary:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Blue Martini Software, Inc. (“Blue Martini”) is offering to you to aid in your employment transition. This offer is open until April 13, 2004; if you have not signed and returned the original of this letter to me by then, this offer will expire and your employment will end on that date, in which case that will be your Separation Date.

1. Separation.    If you sign this Agreement, you will continue your employment through Friday, June 4, 2004 (the “Separation Date). Between now and the Separation Date, you will be expected to perform the following, to your manager’s satisfaction: transitioning of your responsibilities, completion of your pending projects (including recruiting your replacement), and performance of such other duties as your manager may instruct you. Unless Blue Martini gives you written direction to the contrary, effective on the Separation Date you will no longer be authorized to perform any work or to make any commitments on behalf of Blue Martini, and if you participate in any organizations through your work with Blue Martini, you must resign from those positions unless otherwise directed by the Company in writing.

2. Accrued Salary and Paid Time Off.    On or before the third business day after the Separation Date, Blue Martini will pay you all accrued salary (including refund of any ESPP balance), and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits.    If you sign this Agreement, you will be eligible to receive the benefits set forth in this paragraph: You will be allowed to continue in your current position until your Separation Date. If, from now through the Separation Date, you assist Blue Martini to your manager’s satisfaction in ensuring an orderly and professional transition of your responsibilities and sign the Secondary Release, Blue Martini will pay you, as severance, a lump sum amount of $45,000 (which is equivalent to your salary for three months), subject to standard payroll deductions and withholdings. This amount will be paid and sent out via regular US mail within ten (10) business days of either the Effective Date of the Secondary Release of Claims or the Separation Date, whichever is later.

4. Health Insurance.    Your medical, dental, and vision benefits will continue in effect until the last day of the month of your Separation Date, whether or not you sign this Agreement. If you sign this Agreement and elect COBRA coverage, the Company will reimburse your COBRA payments for three (3) months. You may continue your benefits beyond such date at your own expense, to the extent provided by the federal COBRA law (or, if applicable, state insurance laws) and Blue Martini’s current group health insurance policies. Please note: If you wish to continue your benefits under COBRA, you MUST sign up for COBRA coverage. You should receive the enrollment package from COBRA Management Solutions (CMS) within four weeks of your Separation Date at the latest. If you do not receive the enrollment package from CMS, you must contact them at 1-866-517- 7580. Blue Martini is not responsible for enrolling you in continuation of your benefits under COBRA; this is something you must take care of yourself through CMS. Details concerning your flexible spending account and 401(k) plan account, if applicable, will be provided to you in your exit interview. Please refer to the Separation Overview for instructions on how to register for COBRA and information about other forms of medical coverage available to you.

5. Stock Options.    As set forth in your stock option Closing Statement (enclosed), you were granted an option to purchase shares of Blue Martini’s common stock pursuant to Blue Martini’s 2000 Equity Incentive Plan, as amended (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date. Your grant(s) and your vesting to date are summarized in the Closing Statement. Regardless of whether you do, or do not, sign and return the Agreement, you will have ninety (90) days from the Separation Date in which to exercise your vested stock options, after which they will expire. If you purchased early-exercised shares, Blue Martini has the option to buy back any unvested shares within 90 days of the Separation Date, and will notify you of its decision before the end of that 90-day period. Please contact Marlene Manzanares at (650) 356-7889 if you have any questions regarding stock options.

6. Employee Stock Purchase Plan.    Blue Martini’s 2000 Employee Stock Purchase Plan shall govern the terms and conditions of your participation in and entitlement to benefits under Blue Martini’s Employee Stock Purchase Plan.

7. Other Compensation or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8. Expense Reimbursements.    You must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, within thirty (30) days after your Separation Date. Blue Martini will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Blue Martini Property.    By the Separation Date, you must return (in good condition) all Blue Martini equipment, information, and other property in your possession. This includes, for example: computers, peripherals, disks, zip drives, files (electronic and hard-copy), email, sales presentations, notes, records, business plans and forecasts, financial information, specifications, credit cards, identification badges, keys, and key-cards. If you have electronic copies of any Blue Martini proprietary or confidential information stored on your own personal computer or storage media, you must return those files (which may include email, documents, spreadsheets, PowerPoint presentations, etc.) to Blue Martini and destroy any copies left in your possession.

10. Proprietary Information Obligations.    You acknowledge your continuing obligations (both during and after your employment) under your Proprietary Information and Inventions Agreement, including your obligations not to solicit Company employees and not to use or disclose any confidential or proprietary information of Blue Martini without prior written authorization from a duly authorized representative of Blue Martini. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

11. Reference Checks.    In accordance with Blue Martini company policy, Blue Martini will confirm title and dates of employment only. Requests for verification of salary must be accompanied by written authorization from you. All requests for reference checks must be forwarded to HR Operations.

12. Confidentiality.    The provisions of this Agreement will be held in strictest confidence by you and Blue Martini and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Blue Martini may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Blue Martini employee.

13. Nondisparagement.    Both you and Blue Martini (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and Blue Martini will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14. Release.    In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge Blue Martini, its parents and subsidiaries, and its and their current and former officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Blue Martini or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Blue Martini, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

15. ADEA Waiver.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been provided with a disclosure as required by the ADEA (see Exhibit B (ADEA Disclosure)), and that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (e) you have received the disclosure required under 29 U.S.C. section 626(f)(1)(H) (attached as Exhibit B), and (f) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that Blue Martini has also executed this Agreement by that date (“Effective Date”).

16. Section 1542 Waiver.    YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Blue Martini.

17. Secondary Release of Claims.     In exchange for the benefits under this Agreement, you furthermore agree that on the Separation Date, you will execute the Secondary Release Agreement attached hereto as Exhibit B. Executing this release is a requirement for obtaining the benefits described in this Agreement, including those in Sections 3 and 4 above.

18. Miscellaneous.    This Agreement, including any Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Blue Martini with regard to this subject matter. It is entered into without reliance on any promise or representation written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including any in that certain letter agreement between you and the Company dated October 17, 2002),. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized Blue Martini representative. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Blue Martini, and inure to the benefit of both you and Blue Martini, and your respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original signed letter to me.

I wish you good luck in your future endeavors.

Sincerely,

BLUE MARTINI SOFTWARE, INC.

By:	/s/ ERAN PILOVSKY
Eran Pilovsky
Chief Financial Officer

Exhibit A—Proprietary Information and Inventions Agreement

Exhibit B—Secondary Release Agreement

AGREED:

/s/ MARY HAMERSHOCK	March 24, 2004
Mary Hamershock	Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

SECONDARY RELEASE AGREEMENT

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their current and former officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

ADEA.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have already had twenty-one (21) days to consider this Agreement and secondary release; (d) you have seven (7) days following the execution of this Agreement and this secondary release respectively by the parties to revoke this secondary release; and (e) this secondary release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after its execution by you (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

By:	/s/ MARY HAMERSHOCK
Mary Hamershock

Date:	March 24, 2004